Exhibit 10.3

RIVIAN AUTOMOTIVE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Rivian Automotive, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its Class A common stock (the “IPO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to all directors that are not employees of the Company or any of its direct or indirect subsidiaries (each direct and indirect subsidiary, a “Subsidiary,” and all such non-employee directors, “Non-Employee Directors”):

Board Service

Non-Employee Director (other than Lead Independent Director):	$50,000
Lead Independent Director:	$75,000

Committee Service

	Chair	Committee Members
Audit Committee Member	$25,000	$12,500
Compensation Committee Member	$20,000	$10,000
Other Permanent Board Committees	$15,000	$7,500

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such director shall be prorated for the applicable portion of such calendar quarter.

Election to Receive Restricted Stock Units (“RSUs”) In Lieu of Annual Retainers

General:	The Board or the Compensation Committee of the Board (the “Compensation Committee”) may, in its discretion, offer Non- Employee Directors the opportunity to elect to convert their annual cash retainers into awards of RSUs (“Retainer RSU Awards”) granted under the Plan or any other applicable equity incentive plan then-maintained by the Company, with each such Retainer RSU Award covering a number of shares of Class A common stock of the Company (“Common Stock”) calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date by (ii) the average per share closing trading price of Common Stock during the full calendar month immediately preceding the grant date, rounded down to the nearest whole share of Common Stock (such election, a “Retainer RSU Election”). The Company will pay the Non-Employee Director cash in lieu of any fractional share of Common Stock at the same time as annual retainers are paid for such calendar quarter to Non-Employee Directors who did not elect to convert their annual cash retainers into RSUs, as described above.

Each Retainer RSU Award automatically will be granted on the 20th day (or the next trading day immediately following such day) of the month immediately following the end of the calendar quarter for which the corresponding portion of the annual retainer was earned. Each Retainer RSU Award will be fully vested on the grant date.

Notwithstanding the foregoing and regardless of the Non-Employee Director’s Retainer RSU Election, if a Non-Employee Director terminates service on the Board during a calendar quarter, the annual retainer (or portion thereof) that was earned with respect to such calendar quarter will be paid in cash, as described above, and will not be converted to Retainer RSU Awards.

Election Method:	Each Retainer RSU Election must be submitted to the Company in the form and manner specified by the Board or the Compensation Committee. An individual who fails to make a timely Retainer RSU Election shall not receive a Retainer RSU Award and instead shall receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:

•  Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Retainer RSU Election shall become final and irrevocable as of the Initial Election Deadline.

•  Annual Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Retainer RSU Election”). The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline, which shall be no later than December 31, and shall become effective and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

Equity Compensation

Initial RSU Award:	Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted an award of RSUs under the Plan or any other applicable equity incentive plan then-maintained by the Company covering that number of shares of Common Stock calculated by dividing (i) $250,000 by (ii) the average per share closing trading price of Common Stock during the full calendar month prior to the month of the grant date, rounded down to the nearest whole share of Common Stock (the “Initial Long-Term RSU Award”). No cash will be paid in lieu of a fractional share of Common Stock with respect to the Initial Long-Term RSU Award.

The Initial Long-Term RSU Award will be automatically granted in the next standard monthly grant cycle following the date on which such Non-Employee Director commences service on the Board, and will vest as to one-third of the shares subject to the Initial Long-Term RSU Award on each annual anniversary of the first standard vesting date of the Company that occurs after the date such director’s service on the Board begins (e.g., the first to occur of February 15th, May 15th, August 15th or November 15th after the date such director’s service on the Board begins) (such date, the “Vest Start Date”) such that the shares subject to the Initial Long-Term RSU Award are fully vested on the third anniversary of the Vest Start Date, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted an award of RSUs under the Plan or any other applicable equity incentive plan then-maintained by the Company covering that number of shares of Common Stock calculated by dividing (i) the product of $250,000 multiplied by a fraction, the numerator of which is the number of full months between the date the Non-Employee Director commences service on the Board and the next scheduled annual meeting of the Company’s stockholders (“Annual Meeting”) and the denominator of which is 12, by (ii) the average per share closing trading price of Common Stock during the full calendar month prior to the month of the grant date, rounded down to the nearest whole share of Common Stock (the “Initial Short-Term RSU Award” and, together with the Initial Long-Term RSU Award, the “Initial RSU Awards”). No cash will be paid in lieu of a fractional share of Common Stock with respect to the Initial Short-Term RSU Award.

The Initial Short-Term RSU Award will be automatically granted in the next standard monthly grant cycle following the date on which such Non-Employee Director commences service on the Board, and will vest in full on the date of the next scheduled Annual Meeting, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Annual RSU Award:	Each Non-Employee Director who (i) is serving on the Board as of each Annual Meeting and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted an award of RSUs under the Plan or any other applicable equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) $250,000 by (ii) the average per share closing trading price of the Common Stock during the full calendar month prior to the month of the grant date, rounded down to the nearest whole share of Common Stock (the “Annual RSU Award”). No cash will be paid in lieu of a fractional share of Common Stock with respect to the Annual RSU Award.

The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the first anniversary thereof, subject to the Non-Employee Director continuing in service on the Board through such vesting date; provided that if a Non-Employee Director will not be continuing to serve on the Board following the next Annual Meeting following the applicable grant date, such Annual RSU Award shall vest in full immediately before the Annual Meeting following the grant date (if before the first anniversary of the grant date).

No portion of an Initial RSU Award or Annual RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter.

Directors who are employees of the Company or any Subsidiary who subsequently terminate their employment with the Company or the applicable Subsidiary and remain a Director will not receive the Initial RSU Awards, but to the extent that they are otherwise eligible, will be eligible to receive, after such termination of employment, Annual RSU Awards as described above.

Election to Defer Issuances

General:	The Board or the Compensation Committee may, in its discretion, provide each Non-Employee Director with the opportunity to defer the issuance of the shares of Common Stock underlying RSUs granted under this Program, including Retainer RSU Awards, Initial RSU Awards and Annual RSU Awards, that would otherwise be issued to the Non-Employee Director in connection with the vesting or grant of the RSUs until the earliest of the Non-Employee Director’s Termination of Service or a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying RSUs granted under this Program, settlement of the deferred RSUs shall be made in accordance with the terms of the Deferral Election.

Election Method:	Each Deferral Election must be submitted to the Company in the form and manner specified by the Board or the Compensation Committee. Deferral Elections must comply with the following timing requirements:

• Initial Deferral Election. Each individual who first becomes a Non-Employee Director may make a Deferral Election with respect to the Non-Employee

Director’s Initial RSU Awards, Annual RSU Award and Retainer RSU Awards to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Deferral Election”). The Initial Deferral Election must be submitted to the Company on or before the Initial Election Deadline, which shall be no later than the date such individual first becomes a Non-Employee Director, and the Initial Deferral Election shall become final and irrevocable as of the Initial Election Deadline.

•  Annual Deferral Election. No later than the Annual Election Deadline, each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the Annual RSU Award and Retainer RSU Awards to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Company on or before the applicable Annual Election Deadline, which shall be no later than December 31, and shall become final and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

Change in Control

Upon a Change in Control, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the RSUs granted under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this Program shall be made solely by and subject to the terms set forth in an Award Agreement.

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